[LOGOTYPE]
                               LITTLE SWITZERLAND
                        161-B Crown Bay Cruise Ship Port
                           St. Thomas, U.S.V.I. 00804

                                                                         , 1997


Dear Little Switzerland Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Little Switzerland, Inc. (the "Company") to be held on Friday, January 16, 1998, at 10:30 a.m., local time, at [
                             ] (the "Annual Meeting"). Your Board of Directors
and management look forward to greeting personally those stockholders able to attend the Annual Meeting.


     The Annual Meeting has been called for the purpose of electing two Class III Directors each for a three-year term and considering and voting upon such other business as may properly come before the meeting or any adjournments or postponements thereof. The Board of Directors of the Company recommends that you vote "FOR" the re-election of the nominees of your Board of Directors, C. William Carey and John E. Toler, Jr.



                                    CAUTION


     As more fully described in the enclosed proxy statement, the following three record stockholders of the Company, independently, have nominated their own candidates for election as Directors of the Company: Kenneth S. Hackel, Donald L. Sturm and Aspen Investments Inc. One such stockholder, Aspen Investments Inc., has filed preliminary proxy materials with the Securities and Exchange Commission, indicating that it is soliciting proxies for election to the Board of Directors of its nominees. In its preliminary proxy materials, Aspen Investments Inc. has indicated that, if elected, its nominees intend to take all actions necessary or appropriate, subject to their fiduciary duties to the Company's stockholders, to convince the Board of Directors to consummate a merger of Destination Retail Holdings Corporation, an affiliate of Aspen Investments Inc., with and into the Company. Aspen Investments Inc. and Destination Retail Holdings Corporation are affiliated with Colombian Emeralds International, a major competitor of the Company.

     As previously reported, your Board of Directors is actively continuing the process with its financial advisor of evaluating its strategic alternatives, including possible business combinations with third parties. Accordingly, the Board of Directors recommends that you reject the nominees of such stockholders and that you vote "FOR" the election of C. William Carey and John E. Toler, Jr., the two nominees of your Board of Directors, as Directors of the Company.


     On behalf of your Board of Directors, your continued interest and support are greatly appreciated.

                                            Very truly yours,


                                             /s/ John E. Toler, Jr.

                                            John E. Toler, Jr.
                                            Chief Executive Officer
                                            and President


     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING.


     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED [WHITE] PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                            LITTLE SWITZERLAND, INC.
                        161-B Crown Bay Cruise Ship Port
                           St. Thomas, U.S.V.I. 00804
                                 (809) 776-2010


                           --------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                           --------------------------

                     To Be Held on Friday, January 16, 1998



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Little Switzerland, Inc. (the "Company") will be held on Friday, January 16, 1998, at 10:30 a.m., local time, at
                           (the "Annual Meeting") for the purpose of
considering and voting upon:


   1.  The election of two Class III Directors each for a three-year term; and


   2. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.


     The Board of Directors has fixed the close of business on December 10, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.


                                             By Order of the Board of Directors
                                               Richard E. Floor
                                               Secretary



St. Thomas, U.S.V.I.
           , 1997




     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED [WHITE] PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL D.F. KING & CO., INC., WHICH IS ASSISTING US, TOLL FREE
AT (800)    -    .

                           LITTLE SWITZERLAND, INC.
                       161-B Crown Bay Cruise Ship Port
                          St. Thomas, U.S.V.I. 00804
                                 (809) 776-2010


                                ---------------
                                PROXY STATEMENT
                                ---------------

                         ANNUAL MEETING OF STOCKHOLDERS


                    To Be Held on Friday, January 16, 1998


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Little Switzerland, Inc., a corporation incorporated under the laws of the state of Delaware on May 23, 1991 (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Friday, January 16, 1998, at 10:30 a.m., local time, at
[                                ], and any adjournments or postponements
thereof (the "Annual Meeting"). Unless otherwise indicated, references to the "Company" in this Proxy Statement include its various subsidiaries.

     At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:


   1. The election of two Class III Directors each for a three-year term, each such term to continue until the 2000 annual meeting and until each Director's successor is duly elected and qualified; and


   2. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Notice of Annual Meeting, Proxy Statement and Proxy Card are first
being mailed to stockholders of the Company on or about [            ], 1997 in
connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on December 10, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of the Company's common stock, par value $.01 per share ("Common Stock") of record at the close of business on the Record Date will be entitled to notice of and to vote at the
Annual Meeting. As of the Record Date, there were [        ] shares of the
Company's Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record for each matter properly submitted at the Annual Meeting.

     The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a nominee as a Director of the Company and the affirmative vote of a majority of the shares of stock voting on a matter is necessary to approve any proposal presented at the meeting. Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting. In addition, abstentions will be treated as votes cast against a particular proposal while broker non-votes will have no impact on the outcome of the vote on a particular proposal. With respect to the election of Directors, votes may only be cast in favor of or withheld from the nominee; there is no ability to abstain. In addition, broker non-votes will have no effect on the outcome of the election of Directors.

     Stockholders of the Company are requested to sign, date and promptly mail the accompanying [White] Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of the two nominees for Director listed in this Proxy Statement. It is not anticipated that any matters other than the election of Directors will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

     Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The Annual Report of the Company, including financial statements for the fiscal year ended May 31, 1997 ("Fiscal 1997") is being mailed to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.



                     EVALUATION OF STRATEGIC ALTERNATIVES

     During Fiscal 1997, the Company received inquiries from third parties regarding a possible strategic transaction with the Company. After completing an operational and strategic review of the Company, the Company announced in August 1997 that it was pursuing various strategic alternatives and that its financial advisor, Wasserstein Perella & Co., Inc. ("Wasserstein"), would discuss possible business combinations with certain third parties. All such efforts were suspended, however, when events surrounding an employee theft required that Arthur Andersen LLP expand the scope and duration of its regular audit. Once the Company's financial statements for Fiscal 1997 were completed in October, the Company, through Wasserstein, began actively pursuing possible strategic alternatives, including a possible business combination with a third party. The Board of Directors agreed to consider a sale of the Company or other transaction that may result in a change of control in order to compare
(i) the value to stockholders resulting from the long-term strategy developed through the operational and strategic review of the Company with (ii) the value stockholders would receive in a strategic transaction, and thereby enable the Board of Directors to pursue that course of action that is in the best interests of the stockholders of the Company.

     As of the date hereof, the Company has entered into confidentiality agreements with thirteen (13) prospective purchasers, each of whom received a Confidential Offering Memorandum of the Company, inviting them to submit preliminary indications of interest in the Company. As a result of this process, the Company received several indications of interest from third parties, including Destination Retail Holdings Corporation ("DRHC"), which is an affiliate of Aspen Investments Inc. ("Aspen"), one of the record stockholders who has nominated its own candidates for election as Directors of the Company. Although DRHC refused to enter into a confidentiality agreement with the Company and, therefore, did not receive a Confidential Offering Memorandum, the Company nevertheless invited DRHC to submit an indication of interest in the Company.

     Shortly after receipt of the preliminary indications of interest, Wasserstein notified those parties who had submitted indications of interest that they would be provided with access to the senior management and properties of the Company as well as additional financial, operating and legal information to enable them to formulate formal proposals. In response to DRHC's interest to participate in this diligence process, DRHC was notified, by letter dated November 24, 1997, that it would be provided with access to senior management but that full access to the confidential and proprietary information of the Company would not be provided unless it entered into a confidentiality agreement with the Company similar to that entered into by the other prospective purchasers. To date, DRHC has refused to enter into the type of confidentiality agreement entered into by the Company with other prospective purchasers. All prospective purchasers, including DRHC, will be supplied with an agreement specifying the terms upon which the Company would propose to enter into a strategic transaction and will be asked to formulate and submit a formal proposal to the Board of Directors of the Company, including a mark-up of such agreement, by a date to be specified. Once Wasserstein has received and analyzed all final proposals, the Board of Directors will meet to discuss the proposals and determine a course of action for the Company that is in the best interests of the stockholders of the Company. In assessing the qualifications of the parties submitting formal proposals, the Board of Directors will consider, among other things, such factors as valuation, financial capability, conditions to closing and the prospective purchaser's ability to consummate a transaction in a timely manner.

     Consummation of a strategic transaction may result in a change in control of the Company. In that regard, the Board of Directors believes that obtaining the best available price and most favorable terms for a business combination with the Company is best accomplished by continuing to pursue the auction process already begun by the Company in accordance with the procedures outlined above. Any subsequent merger or sale of all or substantially all of the Company's assets will be subject to stockholder approval. There can be no assurances, however, as to the timing of any such transaction or whether any such strategic transaction with the Company will be agreed to or consummated as a result of the Company pursuing this auction process.




                               PROPOSAL NUMBER 1


                             ELECTION OF DIRECTORS


     The Board of Directors of the Company consists of six members and is divided into three classes, with two Directors in each class. Directors serve for three-year terms, with one class of Directors being elected by the Company's stockholders at each annual meeting.

     At the Annual Meeting, two Class III Directors will be elected to serve until the 2000 annual meeting and until their successors are duly elected and qualified. The Board of Directors has nominated C. William Carey and John E. Toler, Jr. (the "Board's Nominees") for re-election as Class III Directors. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Mr. Carey and Mr. Toler as Directors. Each of the Board's Nominees has agreed to stand for re-election and to serve if re-elected as a Director. However, if any of the persons nominated by the Board of Directors fails to stand for re-election or is unable to accept re-election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.


Vote Required For Approval

     A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a Board's Nominee as a Director of the Company.

     The Board of Directors of the Company recommends that the Company's stockholders vote FOR the re-election of the Board's Nominees, C. William Carey and John E. Toler, Jr., as Directors of the Company.

                        INFORMATION REGARDING DIRECTORS



     The Board of Directors of the Company held nine (9) meetings during Fiscal 1997. During Fiscal 1997, each of the incumbent Directors attended at least 75% of the total number of meetings of the Board and of the committees of which he or she was a member. The Board of Directors has established an Audit Committee, a Compensation Committee and an Investment Committee in order to assist it in discharging its duties. Members of all committees are outside directors. The members of the Audit Committee are Ms. Jacobs and Messrs. Correra and Donaldson. The Audit Committee reviews the financial statements of the Company and the scope of the annual audit, monitors the Company's internal financial and accounting controls and recommends to the Board of Directors the appointment of independent certified public accountants. The Audit Committee met one time during Fiscal 1997. The members of the Compensation Committee are Messrs. Carey and Donaldson and Ms. Jacobs. The Compensation Committee recommends the compensation levels of officers and employees of the Company to the Board of Directors and is responsible for administering the Company's stock option plans pursuant to authority delegated to it by the Board of Directors. The Compensation Committee met one time during Fiscal 1997. The members of the Investment Committee are Messrs. Correra and Carey. The Investment Committee is responsible for reviewing and presenting to the Board of Directors strategic alternatives available to the Company. The Investment Committee met nine (9) times during Fiscal 1997. The Board of Directors does not maintain a nominating committee. Instead, its functions are carried out by the entire Board of Directors.


     Directors who are officers or employees of the Company receive no compensation for service as Directors. Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may from time to time determine. Non-employee Directors each receive an annual retainer of $5,000, plus a fee of $2,500 for each Board of Directors meeting attended ($500 if such meeting is held via telephone conference) and $1,000 for each committee meeting attended ($500 if such meeting is held via telephone conference) if such meeting does not take place in conjunction with a regularly scheduled Board of Directors meeting. All Directors are reimbursed for expenses incurred in connection with attendance at meetings. In order to align stockholder and director interests, in 1992 the Board of Directors established the 1992 Non-Employee Directors' Nonqualified Stock Option Plan (the "1992 Option Plan"). Pursuant to the 1992 Option Plan, each eligible non-employee Director automatically receives an option to purchase 3,000 shares of Common Stock on the last day of the Company's fiscal year. All options granted pursuant to the 1992 Option Plan vest and are immediately exercisable upon grant. All options granted under the 1992 Option Plan have an exercise price equal to 100% of the fair market value of a share of Common Stock on the grant date. On May 31, 1997, the eligible non-employee Directors of the Company each received an option to purchase 3,000 shares of Common Stock at an exercise price of $4.50 per share, the fair market value of the Common Stock on May 30, 1997.

     Set forth below is certain information regarding the Directors of the Company as of November 1, 1997, including the two Class III Directors who have been nominated for re-election at the Annual Meeting, based on information furnished by them to the Company.



Name                           Age     Director Since
----------------------------   -----   ---------------
Class I-Term Expires 1998
Francis X. Correra .........    59          1991
Ilene B. Jacobs ............    50          1991
Class II-Term Expires 1999
Timothy B. Donaldson  ......    63          1991
Kenneth W. Watson  .........    54          1991
Class III-Term Expires 1997
C. William Carey*  .........    60          1991
John E. Toler, Jr.*   ......    54          1995

------------
* Board's Nominee for re-election.

     The principal occupation and business experience during at least the last five years for each Director of the Company is set forth below.

                 CLASS III DIRECTORS--NOMINEES FOR RE-ELECTION



     Mr. Carey is Chairman of the Board of Directors of the Company. Since January 1997, Mr. Carey has been President of Carey Associates, Inc., a company engaged in international marketing and finance, management consulting and Russian business development. From 1965 through January 3, 1997, he served as Chairman, Chief Executive Officer, President and Treasurer of Town & Country Corporation, which was the sole shareholder of the Company prior to the public offering of approximately 68% of the Company's Common Stock in July 1991. Town & Country Corporation is a public company specializing in the international design, manufacture and distribution of jewelry. Mr. Carey is also a Director of Prospect Street High Income Portfolio, Inc.


     Mr. Toler has served as President and Chief Executive Officer and a Director of the Company since November 1, 1995. Prior to joining the Company, Mr. Toler was Director of Merchandising of Trimingham's, Bermuda, from May 1995 through October 1995 and President and Chief Executive Officer of Sage-Dey, Inc. from August 1991 to May 1993. From October 1990 through July 1991, Mr. Toler was President and Chief Executive Officer of Sage-Allen, Inc. Mr. Toler was a 15-year employee of May Department Stores Company where he served as President and Chief Executive Officer of several regional department store divisions. Mr. Toler has been President and Chief Executive Officer of prestigious retail companies for 14 years of his 30 years in the retail trade and has been an active participant in numerous retail associations. In the past, Mr. Toler has served on the Board of Directors of Norwest Midland Bank and the Fund For The Arts and Convention Bureau. Also, Mr. Toler has been a past sponsor/ counselor to Explorer Groups and has volunteered to assist with Habitat for Humanity Housing Projects.



             CLASS I AND CLASS II DIRECTORS--CONTINUING DIRECTORS


     Mr. Correra has been President of Town & Country Fine Jewelry Group since July 1996. Town & Country Fine Jewelry Group is a wholly-owned subsidiary of Town & Country Corporation, specializing in the international design, manufacture and distribution of jewelry. Prior to such time, Mr. Correra served as Senior Vice President and Chief Financial Officer of Town & Country Corporation since 1983.

     Mr. Donaldson has been Chairman and Chief Executive Officer of Dynamo M. Ltd., an investment trading company, since 1995. Presently, Mr. Donaldson is also Chairman of the Bahamas Securities and Exchange Commission. He has been Ambassador to the United States, Government of the Bahamas (1993 to 1995); Chairman, Bank of Montreal (Bahamas & Caribbean Ltd.) (1980 to 1983); Governor, the Central Bank of The Bahamas (1968 to 1980); Governor, International Monetary Fund (1974 to 1980); Governor, The World Bank (1974 to 1980); and Governor, Caribbean Development Bank (1975 to 1980).

     Ms. Jacobs is Vice President of Human Resources of Digital Equipment Corporation, a publicly held corporation which specializes in computer systems, software, networks and integration services. From 1986 to 1996, she served as Vice President and Treasurer of Digital Equipment Corporation. Ms. Jacobs currently serves as a Director of Arkwright Mutual Insurance Company and AmerUs Life Holdings, Inc.

     Mr. Watson served as Chief Executive Officer and President of the Company from January 1, 1994 to October 21, 1994, and has been a Director since 1991. Since October 1996, Mr. Watson has served as Vice President-Marketing of the New York Times Magazine Group, Inc., a subsidiary of the New York Times Company. Mr. Watson served as Executive Vice President of KMart Corporation from October 1994 through March 1996. Mr. Watson was President of Louis Vuitton Stores, Inc. from July 1992 to March 1993. Previously, he was Chairman and Chief Executive Officer of Gump's, a retailer of jewelry, art and gift items from September 1989 to June 1992 and President and Chief Executive Officer of Cartier, Inc. from 1985 to September 1989.

                              EXECUTIVE OFFICERS


     The names and ages of all executive officers of the Company and the principal occupation and business experience during at least the last five years for each are set forth below as of November 1, 1997.



Name                         Age                       Position
--------------------------   -----   --------------------------------------------
John E. Toler, Jr.  ......    54     Chief Executive Officer and President
Thomas S. Liston .........    59     Chief Financial Officer, Vice President and
                                      Treasurer
William Canfield .........    50     Vice President of Store Operations

     Mr. Toler has served as President and Chief Executive Officer and a Director of the Company since November 1, 1995. Prior to joining the Company, Mr. Toler was Director of Merchandising of Trimingham's, Bermuda, from May 1995 through October 1995 and President and Chief Executive Officer of Sage-Dey, Inc. from August 1991 to May 1993. From October 1990 through July 1991, Mr. Toler was President and Chief Executive Officer of Sage-Allen, Inc. Mr. Toler was a 15-year employee of May Department Stores Company where he served as President and Chief Executive Officer of several regional department store divisions. Mr. Toler has been President and Chief Executive Officer of prestigious retail companies for 14 years of his 30 years in the retail trade and has been an active participant in numerous retail associations. In the past, Mr. Toler has served on the Board of Directors of Norwest Midland Bank in Minneapolis, MN, and has served on the Board of Directors of the Fund For The Arts and Convention Bureau in Charleston, West Virginia. Also, Mr. Toler has been a past sponsor/counselor to Explorer Groups and has volunteered to assist with Habitat for Humanity Housing Projects.

     Mr. Liston joined the Company on September 29, 1997 and will become its new Chief Financial Officer, Vice President and Treasurer, effective no later than October 31, 1997. From January 1991 to February 1997, Mr. Liston was with Barry's Jewelers, Inc., with his most recent position being Vice Chairman, Chief Financial Officer, Secretary and Treasurer. Prior to his tenure with Barry's, Mr. Liston was Executive Vice President, Chief Financial Officer of Crescent Jewelers Inc. for two years and Executive Vice President, Chief Operating Officer of Gumps in San Francisco for six years. In all, Mr. Liston has thirty-three years of retail executive experience.

     Mr. Canfield has been Vice President of Store Operations since June 1994. In that position, he has been responsible for store operations, new store development and strengthening Little Switzerland's position in jewelry throughout its stores. Mr. Canfield was Managing Director of Colombian Emeralds International from December 1979 to June 1994. In the past, he served as the President of the St. Thomas Retail Association for two years.

     Each of the officers holds his respective office until the regular annual meeting of the Board of Directors following the annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal.

     Mr. Lataille served as Chief Financial Officer, Vice President and Treasurer of the Company from May 1991 through October 31, 1997. From October 21, 1994 through October 31, 1995, Mr. Lataille also served as the acting Chief Executive Officer and President of the Company. He was Controller of the Company from May 1990 to May 1991. Prior to joining the Company, he was an Audit Manager with Coopers & Lybrand from January 1990 to May 1990 and an Audit Supervisor from January 1987 to January 1990. Mr. Lataille resigned from the Company, effective October 31, 1997.

     Denis X. Comment served as Senior Vice President of Merchandise of the Company from 1994 through August 31, 1997 and, prior to such time, served as Vice President of Merchandise of the Company since 1987. Mr. Comment was a buyer of watches and jewelry and a supervisor of crystal, china and perfume buyers for the Company from 1986 to 1987 and a store manager from 1980 through 1985. Mr. Comment resigned from the Company, effective August 31, 1997.

                            EXECUTIVE COMPENSATION


     The following sections of this Proxy Statement set forth and discuss the compensation paid or awarded during the last three years to the Company's Chief Executive Officer and the four most highly compensated executive officers who earned in excess of $100,000 during Fiscal 1997.


Summary Compensation Table

     The following table shows for the fiscal years ended May 31, 1995, June 1, 1996 and May 31, 1997 compensation paid by the Company to the Chief Executive Officer and the four most highly compensated executive officers who earned in excess of $100,000 during Fiscal 1997.


                                                                                          Long-Term Compensation
                                                                            --------------------------------------------------
                                             Annual Compensation                           Awards            Payouts
                              --------------------------------------------  ---------------------------- ------- -------------
             (a)               (b)     (c)       (d)             (e)             (f)           (g)         (h)       (i)
                                                             Other Annual     Restricted    Securities    LTIP    All Other
                                      Salary    Bonus        Compensation   Stock Award(s)  Underlying   Payouts Compensation
Name and Principal Position   Year     ($)       ($)             ($)        ($)            Options(#)      ($)        $
----------------------------- ------ -------- -------------- -------------  -------------- ------------- ------- -------------
John E. Toler, Jr.  ......... 1997   $300,000          --      $  3,000(5)        --              --       --       $  519(10)
 President and Chief          1996   $177,804   $  50,000      $  1,750(6)        --         300,000(8)    --           --
 Executive Officer(1)         1995         --          --            --           --              --       --           --

Ronald J. Lataille  ......... 1997   $150,000   $  44,202(3)         --           --              --       --           --
 President and Chief          1996   $110,000   $  70,000(4)   $  1,250(7)        --              --       --           --
 Executive Officer,           1995   $110,000   $  15,000      $  1,750(6)        --          75,000(9)    --           --
 Chief Financial Officer
 and Vice President(2)

Denis X. Comment ............ 1997   $165,000          --            --           --              --       --       $3,894(10)
 Senior Vice President        1996   $150,000   $  15,000            --           --              --       --       $4,335(11)
 of Merchandise               1995   $136,538   $  10,000            --           --          75,000(9)    --           --

William Canfield ............ 1997   $173,000          --            --           --              --       --           --
 Vice President of            1996   $156,327   $  15,000            --           --              --       --           --
 Store Operations             1995   $141,923   $  55,000            --           --          60,000       --           --

------------

(1) Mr. Toler was appointed Chief Executive Officer and President on November 1, 1995.

(2) Mr. Lataille resigned as the acting Chief Executive Officer and President of the Company on October 31, 1995, and resigned as Chief Financial Officer and Vice President of the Company on October 31, 1997.

(3) Mr. Lataille was awarded a bonus of $44,202 as compensation for certain services to the Company performed in Fiscal 1997. Specifically, Mr. Lataille provided additional services to the Company in connection with
         (i) the preparation and filing of an insurance claim on behalf of the Company in connection with a previously disclosed employee theft, (ii) the development of a strategic plan for the disposition and redeployment of assets of the Company, with the assistance of Wasserstein, the Company's financial advisor, and (iii) the solicitation and employment of a new Chief Financial Officer of the Company and certain related transition issues.

(4) Mr. Lataille was awarded a bonus of $50,000 as compensation for his services to the Company as its acting President and Chief Executive Officer from October 21, 1994 to October 31, 1995.

(5) This amount represents the cost to the Company for one year of certain automobile allowances.

(6) This amount represents the cost to the Company for seven months of certain automobile allowances.

(7) This amount represents the cost to the Company for five months of certain automobile allowances.

(8) In connection with his appointment as President and Chief Executive Officer of the Company, the Company granted Mr. Toler an option to purchase 300,000 shares of the Company's Common Stock pursuant to the Little Switzerland, Inc. 1991 Stock Option Plan (the "1991 Option Plan").

(9) In connection with the December 21, 1994 grant of an option to purchase 75,000 shares of the Company's Common Stock pursuant to the 1991 Option Plan, the Company canceled an option to purchase 25,000 shares of the Company's Common Stock that was granted on November 6, 1992 pursuant to the 1991 Option Plan.

(10) Effective June 1, 1996, the Company replaced its tax-qualified discretionary contribution retirement plan (the "Retirement Plan") with a 401(k) Plan under which the Company matches each employee's contribution up to 3% of compensation. In Fiscal 1997, the Company contributed $519 and $3,894 to individual accounts maintained on behalf of Mr. Toler and Mr. Comment, respectively, pursuant to the 401(k) Plan.

(11) The Company contributed $4,335 to the Retirement Plan on behalf of Mr. Comment in Fiscal 1996. As of May 31, 1997, the total amount of contributions made by the Company to Mr. Comment's account pursuant to the Retirement Plan was $11,767. The Company made no contributions to the Retirement Plan on behalf of Mr. Comment in Fiscal 1997 or Fiscal 1995.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Values

     The following table sets forth the shares acquired and the value realized upon exercise of stock options during Fiscal 1997 by the Chief Executive Officer and each other executive officer named in the Summary Compensation Table and certain information concerning the number and value of unexercised options.



         (a)                 (b)               (c)                    (d)                          (e)
                                                                                           Value of Unexercised
                                                             Number of Securities              In-the-Money
                                                            Underlying Unexercised              Options at
                                                             Options at FY-End(#)              FY-End($)(1)
                                                         ----------------------------- ----------------------------
                      Shares Acquired on      Value
Name                  Exercise(#)          Realized($)   Exercisable   Unexercisable   Exercisable   Unexercisable
--------------------- -------------------- ------------- ------------- --------------- ------------- --------------
John E. Toler, Jr.            --               --          60,000         240,000         $60,000       $240,000
Ronald J. Lataille            --               --          63,500          30,000              --             --
Denis X. Comment  ...         --               --          71,000          30,000              --             --
William Canfield  ...         --               --          18,500          41,500              --             --

------------
(1) Equal to the market value of shares covered by in-the-money options on May 31, 1997 (based on the market value of $4.50 per share as reported by the NASDAQ National Market as of May 30, 1997) less the aggregate option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.


Report of the Compensation Committee of the Board of Directors on Executive Compensation

     The Compensation Committee of the Board of Directors of the Company consists of C. William Carey, Timothy B. Donaldson and Ilene B. Jacobs, all of whom are outside directors. The Compensation Committee approves Company compensation policies and procedures and establishes compensation levels for executive officers. The Compensation Committee also administers and grants awards under the 1991 Option Plan and the Company's Employee Stock Purchase Plan.


  Compensation Policies for Executive Officers

     The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate management's pay with Company performance, reward above average individual performance, and assist the Company in attracting and retaining qualified management. The Compensation Committee has determined that base salaries of executive officers should be set at levels that are competitive within the local retail industry. In addition, the Compensation Committee believes that it is appropriate to reward outstanding performance through a combination of cash bonuses and stock option grants and, through stock option grants, to provide a competitive compensation package that will enable the Company to attract and retain the executives needed to achieve such performance. The Compensation Committee also has determined that any stock option or other equity-based compensation should involve long-term vesting to encourage long-term tenure and enhancement of shareholder value over the long-term.

     Base salaries for executive officers are targeted according to the salaries of employees holding similar offices and having similar responsibilities within the local retail industry. The Compensation Committee also considers the relative cost of living within the United States Virgin Islands. Annual salary adjustments for executive officers are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive officer and any change in the responsibilities assumed by the executive officer. Salary adjustments are normally determined and made on an annual basis.

     The base salary and salary adjustments for John E. Toler, Jr., President and Chief Executive Officer since November 1, 1995, and William Canfield, Vice President of Store Operations since June 16, 1994, were established pursuant to their respective employment agreements, as described below under "Employment Agreements." See "--Compensation of the Chief Executive Officer" below. The terms of employment of Ronald J. Lataille, the Chief Financial Officer, Vice President and Treasurer of the Company as of the end of Fiscal 1997, were determined by the Compensation Committee and approved by the Board of Directors.

     Cash bonuses paid to executive officers generally are earned primarily through the achievement of financial goals relative to each officer's responsibilities. Such financial goals include targeted sales and profit levels, earnings before interest and taxes ratios, selling, general and administrative expense ratios, return on assets, inventory shrinkage and inventory turns. Executive officers generally are eligible to earn up to 25% of their base salaries in cash bonuses. Based upon the foregoing criteria, neither Mr. Lataille nor Mr. Comment received any bonus for Fiscal 1997 performance. Cash bonuses may also be paid to executive officers in accordance with the terms of their employment agreements. Bonuses payable pursuant to such agreements generally are earned through the achievement of the financial goals similar to those discussed above and may also be awarded for executive retention purposes in the sole discretion of the Compensation Committee. Pursuant to their respective employment contracts, Messrs. Toler and Canfield were each eligible to earn a bonus of up to 37.22% and 25%, respectively, of their respective base salaries for Fiscal 1997. Based upon the performance of the Company for Fiscal 1997, neither Mr. Toler nor Mr. Canfield received any bonus. See "--Compensation of the Chief Executive Officer" and "Employment Agreements" below. Occasionally, cash bonuses are paid to executive officers for the performance of services to the Company outside the scope of their offices, as determined by the Compensation Committee of the Board of Directors of the Company.

     Stock options are designed to attract and retain executives who can make significant contributions to the Company's success; reward executives for such significant contributions; and give executives a longer-term incentive to increase shareholder value. In determining whether to grant stock options to executive officers, the Compensation Committee evaluates each officer's performance by examining criteria similar to that involved in fixing cash bonuses (but without any specific performance measures) and awards reflect individual performance reviews. The Compensation Committee also may grant stock options for executive retention purposes, taking into account, among other things, general industry practice. Stock options typically vest over three to five years in order to encourage outstanding performance over the long-term. Historically, stock options generally have been granted with a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the grant date.


  Compensation of John E. Toler, Jr., Chief Executive Officer

     The base salary and bonus for Mr. Toler, the Company's President and Chief Executive Officer since November 1, 1995, were established by Mr. Toler's employment agreement. See "Employment Agreements" below. During Fiscal 1997, there were no adjustments made to Mr. Toler's base salary, and he received no cash bonus, in accordance with the terms of his employment agreement. Additionally, pursuant to the terms of Mr. Toler's employment agreement, the Company granted Mr. Toler on November 1, 1995 an option to purchase 300,000 shares of the Company's Common Stock at $3.50 per share pursuant to the 1991 Option Plan. This option vests and becomes exercisable ratably over a five-year period beginning on November 1, 1996.


  Federal Tax Regulations

     As a result of Section 162(m) of the Internal Revenue Code (the "Code"), the Company's deduction of executive compensation may be limited to the extent that a "covered employee" (i.e., the chief executive officer or one of the four highest compensated officers who is employed on the last day of the Company's taxable year and whose compensation is reported in the summary compensation table in the Company's proxy statement) receives compensation in excess of $1,000,000 in such taxable year of the Company (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the
Code). The Company intends to take appropriate action to comply with such regulations, if applicable, in the future.


        C. William Carey      Ilene B. Jacobs      Timothy B. Donaldson

Compensation Committee Interlocks and Insider Participation

     Mr. Carey, a member of the Compensation Committee and Chairman of the Board of Directors of the Company, is the controlling stockholder of Town & Country Corporation ("Town & Country") and was President, Chief Executive Officer and Chairman of the Board of Town & Country until January 3, 1997. Town & Country and certain of its subsidiaries supply the Company with jewelry. The aggregate amount of purchases by the Company from these entities totaled approximately $2.5 million, $1.4 million and $640,000, in Fiscal 1995, 1996 and 1997 respectively. Pursuant to written agreements among Town & Country, these subsidiaries and the Company, Town & Country and the subsidiaries have agreed to supply jewelry to the Company at the Company's option, on the terms and conditions in effect prior to the Company's initial public offering. These agreements are automatically renewed each year unless either party terminates upon 60 days' notice prior to the end of a year. The Company believes that all jewelry purchased pursuant to these agreements with Town & Country and its subsidiaries can be readily purchased from other suppliers on comparable terms, and that these agreements do not restrict the Company from purchasing from other sources. See "Certain Relationships and Related Transactions."

     On June 2, 1996, Mr. Carey entered into a consulting agreement with the Company (the "Carey Consulting Agreement"). Pursuant to the Carey Consulting Agreement, Mr. Carey has agreed to make himself available for a period of three
(3) years commencing on June 2, 1996 to provide consulting services to the Company, including, without limitation, advice with respect to business and product planning, marketing strategy, leasing and new store development and executive recruitment. In exchange for such services, Mr. Carey will receive a consulting fee at the annual rate of $150,000, payable in monthly installments. In addition, Mr. Carey is entitled to receive reimbursement for all reasonable expenses incurred by him on behalf of the Company in connection with the performance of his obligations thereunder.


     The other members of the Compensation Committee of the Board of Directors of the Company are Timothy B. Donaldson and Ilene B. Jacobs. Neither Mr. Donaldson nor Ms. Jacobs has ever been an officer or employee of the Company or has ever had any other reportable relationship with the Company other than through his/her position as a Director of the Company.

Shareholder Return Performance Graph


     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Company's Common Stock and assuming reinvestment of dividends, with the total return of companies within the NASDAQ stock market and the companies within the NASDAQ Retail Trade Stocks Index prepared by the Center for Research in Security Prices at The University of Chicago Graduate School of Business. The calculation of total cumulative return assumes a $100 investment in the Company's Common Stock, the NASDAQ stock market and the NASDAQ Retail Stocks Index on July 18, 1991.





[LINE CHART]

                Comparison of Five-Year Cumulative Total Returns

[LEGEND]

Symbol  CRSP Total Returns Index for:        05/28/93   05/31/94   05/31/95   05/31/96   05/30/97   10/31/97
------  ----------------------------         --------   --------   --------   --------   --------   --------
[box ]  Little Switzerland, Inc.             100.0       65.0       47.5       58.8       57.5       65.5
[star]  Nasdaq Stock Market (US Companies)   100.0      105.3      125.2      182.0      205.1      234.4
[arrow] Nasdaq Retail Trade Stock            100.0      101.4      103.5      142.1      137.1      155.8
        SEC 5200-5599, 5700-5799,
          5900-5999 US & Foreign

[/LEGEND]


               [Tabular representation of stock performance graph]


Company Index:  CUSIP     Ticker     Class     Sic     Exchange
                53752810  LSVI                 5940    NASDAQ

                Fiscal Year-end is 05/31/97

Market Index:   Nasdaq Stock Market (US Companies)

Peer Index:     Nasdaq Retail Trade Stocks
                SIC 5200-5599, 5700-5799, 5900-5999 US & Foreign


  Date    Company   Market     Peer          Date    Company   Market     Peer
  ----     Index     Index    Index          ----     Index     Index    Index
           -----     -----    -----                   -----     -----    -----
05/28/93  100.000   100.000  100.000       08/31/95   60.000   148.289  117.680
06/30/93   76.250   100.463   99.852       09/29/95   40.000   151.699  119.819
07/30/93   73.750   100.581  101.715       10/31/95   37.500   150.830  117.705
08/31/93   72.500   105.780  107.485       11/30/95   38.750   154.371  117.079
09/30/93   63.750   108.930  110.749       12/29/95   38.750   153.550  113.166
10/29/93   77.500   111.379  115.184       01/31/96   41.250   154.307  112.037
11/30/93   90.000   108.058  110.772       02/29/96   41.250   160.180  119.439
12/31/93   92.500   111.071  112.753       03/29/96   40.000   160.711  127.282
01/31/94   72.500   114.443  112.437       04/30/96   58.125   174.044  138.787
02/28/94   85.000   113.374  110.145       05/31/96   58.750   182.037  142.059
03/31/94   67.500   106.403  103.629       06/28/96   52.500   173.830  136.039
04/29/94   70.000   105.022  103.847       07/31/96   45.625   158.348  127.705
05/31/94   65.000   105.278  101.437       08/30/96   43.750   167.220  136.753
06/30/94   62.500   101.428   99.402       09/30/96   43.125   180.011  143.612
07/29/94   62.500   103.508   99.564       10/31/96   48.750   178.022  137.685
08/31/94   65.000   110.107  107.041       11/29/96   45.625   189.027  141.062
09/30/94   65.000   109.826  108.667       12/31/96   45.625   188.858  134.918
10/31/94   53.750   111.984  109.992       01/31/97   49.375   202.281  137.771
11/30/94   53.750   108.269  105.816       02/28/97   47.500   191.099  133.027
12/30/94   52.500   108.573  102.726       03/31/97   45.000   178.623  128.328
01/31/95   41.250   109.181   99.129       04/30/97   49.375   184.209  124.052
02/28/95   52.500   114.955  101.174       05/30/97   57.500   205.095  137.090
03/31/95   50.000   118.365  101.615       06/30/97   60.000   211.369  144.996
04/28/95   45.000   122.091  101.059       07/31/97   70.625   233.688  151.694
05/31/95   47.500   125.242  103.462       08/29/97   71.250   233.298  154.267
06/30/95   43.750   135.391  111.931       09/30/97   66.250   247.068  164.382
07/31/95   42.500   145.343  118.011       10/31/97   65.000   234.389  155.821

[/LINE CHART]




Employment Agreements


     On November 1, 1995, Mr. Toler entered into an employment agreement with the Company (the "Toler Employment Agreement"), pursuant to which Mr. Toler serves as President and Chief Executive Officer of the Company for a five-year term. Under the Toler Employment Agreement, Mr. Toler receives a base salary of $300,000 over each twelve month term ending on October 31, beginning with the term ending on October 31, 1996. The Toler Agreement does not provide for any adjustment of base salary over the term. Pursuant to the Toler Employment Agreement, Mr. Toler is entitled to receive a bonus if certain performance criteria are satisfied, ranging from 33.33% of base salary for Fiscal 1996 to 50% of base salary for fiscal year 1999 and each fiscal year thereafter. In the event Mr. Toler's employment is terminated without cause, Mr. Toler is entitled to receive the salary plus pro rata share of any cash bonus he would have received if he had continued his employment for 18 months following the date of such termination. Mr. Toler is subject to certain non-competition provisions during the term of his employment and, in certain circumstances, for a period of 18 months subsequent to his leaving the Company.

     On June 16, 1994, Mr. Canfield entered into an employment agreement with the Company (the "Canfield Employment Agreement"), pursuant to which Mr. Canfield serves as the Vice President of Store Operations of the Company for a five-year term. Under the Canfield Employment Agreement, Mr. Canfield receives a base salary ranging from $165,000 over the twelve-month term ending on June 15, 1997 to $182,000 over the twelve-month term ending on June 15, 1999, and upon the achievement of certain financial performance criteria, a bonus in an amount of up to 25% of his base salary in each year. Pursuant to the Canfield Employment Agreement, Mr. Canfield received a signing bonus equal to $50,000 on the date he became Vice President of Store Operations of the Company. In the event Mr. Canfield's employment is terminated due to his disability, for non-performance or without cause, Mr. Canfield is entitled to receive the salary he would have received had he continued his employment for 60 days, 90 days or 12 months, respectively, following the date of such termination. Mr. Canfield is subject to certain non-competition provisions during the term of his employment and, in certain circumstances, for a period of up to one year subsequent to his leaving the Company.


Change-in-Control Agreements


     Messrs. Lataille and Comment have each entered into Change-in-Control Agreements (the "Change-in-Control Agreements") with the Company. Each Change-in-Control Agreement provides that in the event of a "Termination Event" (as defined in the Change-in-Control Agreements, and generally any termination of employment (a) for any reason other than death or "For Cause" (as defined in the Change-in-Control Agreements), or (b) by the executive subsequent to the occurrence of a 10% reduction in the executive's annual base salary) subsequent to a "Significant Event" (as defined in the Change-in-Control Agreements, and generally a change in control, sale or other disposition of all or substantially all of the assets, or liquidation or dissolution of the Company), the following benefits will be provided: a monthly cash payment beginning 30 days after the date of the Termination Event equal to one twenty-fourth (1/24th) of an aggregate amount equal to two times the sum of the executive's highest annual base salary paid at any time during the twenty-four months prior to the Termination Event plus the amount of any bonuses paid during the previous fiscal year; such monthly payment to be paid for a period of 24 months if the Termination Event occurs within 1 year after a Significant Event or for a period of 12 months if the Termination Event occurs any time after 1 year subsequent to the Significant Event. A change in control is deemed to have occurred if, in the event of certain tender offers, mergers, consolidations, sale of assets, contested elections or other transactions in which the Company is acquired, (a) directors of the Company before the transaction cease to constitute a majority of the Board of Directors of the Company (or of any successor entity); (b) the Company is not the surviving corporation; or (c) the stockholders of the Company immediately prior to such transaction do not hold immediately after such transaction a majority in the aggregate of the outstanding common shares of the surviving entity. Mr. Lataille's Change-in-Control Agreement and Mr. Comment's Change-in-Control Agreement each terminated upon their voluntary resignation from the Company on October 31, 1997 and August 31, 1997, respectively, in accordance with the terms of such agreements. Accordingly, neither Mr. Lataille nor Mr. Comment is entitled to any payment under his respective Change-in-Control Agreements as a result of a change in control of the Company or other "Significant Event."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Mr. Carey, a Director and Chairman of the Board of Directors of the Company, is the controlling stockholder of Town & Country and was Chairman, President, Chief Executive Officer of Town & Country until January 3, 1997. Prior to the consummation of Town & Country's recapitalization on May 14, 1993 (the "Recapitalization"), Switzerland Holding, Inc., a wholly-owned subsidiary of Town & Country ("Switzerland Holding"), owned 2,700,000 shares of the Company's Common Stock (approximately 32.0% of the issued and outstanding Common Stock at that time). In connection with the consummation of the Recapitalization, Switzerland Holding was dissolved and 2,533,279 shares of such stock were transferred to a trust (the "Trust") established for the benefit of Town & Country and the holders of Town & Country's Exchangeable Preferred Stock (the "Town & Country Exchangeable Preferred Stock"). Generally, each holder of a share of Town & Country Exchangeable Preferred Stock may exchange such share for one share of the Company's Common Stock held in the Trust. On April 6, 1993, Town & Country exercised its rights under a Registration Rights Agreement and requested that the Company file with the Securities and Exchange Commission (the "SEC") a registration statement covering the shares of the Company's Common Stock currently held in the Trust. In accordance with the terms of the Registration Rights Agreement, the Company caused such shares to be registered with the SEC. In November 1994, holders of an aggregate of 2,381,038 shares of Town & Country Exchangeable Preferred Stock exercised their right to exchange such shares for shares of the Company's Common Stock on a share-for-share basis. On October 22, 1997, Mr. Carey exercised his right to exchange 25,000 shares of Town & Country Exchangeable Preferred Stock, which he purchased on June 9, 1994 for $7.1875 per share, for 25,000 shares of the Company's Common Stock. Accordingly, the Trust currently holds 127,241 shares of the Company's Common Stock for the benefit of Town & Country and the holders of Town & Country Exchangeable Preferred Stock.


     In addition to Mr. Carey, Mr Correra is President of Town & Country Fine Jewelry Group and was Senior Vice President and Chief Financial Officer of Town & Country from 1983 through June 1996. Town & Country and certain of its subsidiaries supply the Company with jewelry. The aggregate amount of purchases by the Company from these entities totaled approximately $2.5 million, $1.4 million and $640,000 in Fiscal 1995, 1996 and 1997 respectively. Pursuant to written agreements among Town & Country, these subsidiaries and the Company, Town & Country and the subsidiaries have agreed to supply jewelry to the Company at the Company's option, on the terms and conditions in effect prior to the Company's initial public offering. These agreements are automatically renewed each year unless either party terminates upon 60 days' notice prior to the end of a year. The Company believes that all jewelry purchased pursuant to these agreements with Town & Country and its subsidiaries can be readily purchased from other, unrelated third party suppliers on comparable terms, and that these agreements do not restrict the Company from purchasing from other sources.


     Mr. Carey, a Director of the Company, is also a Director of Solomon Brothers, Limited, the Company's franchisee which operates eight (8) stores in the Bahamas under a Franchise Agreement with the Company. In addition, Mr. Carey entered into the Carey Consulting Agreement with the Company on June 2, 1996, which provides, among other things, that Mr. Carey will receive in exchange for certain services a consulting fee at the annual rate of $150,000 over a three (3) year term. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS


Beneficial Ownership

     The following table sets forth, to the best knowledge and belief of the Company, certain information regarding the beneficial ownership of the Company's Common Stock as of November 1, 1997 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's Directors, (iii) each of the named executive officers in the Summary Compensation Table and (iv) all of the Company's executive officers and Directors as a group.




                   Directors, Executive Officers                      Shares Beneficially     Percent of
                        and 5% Stockholders                                Owned(1)            Class(2)
-------------------------------------------------------------------   ---------------------   -----------
Franklin Advisory Services, Inc.  .................................        1,143,000(3)           12.9%
 One Parker Plaza, Sixteenth Floor,
 Fort Lee, NJ 07024
Franklin Resources, Inc.
Charles B. Johnson
Rupert H. Johnson, Jr.
 777 Mariners Island Boulevard,
 San Mateo, CA 94404
ValueVest Partners L.P.  ..........................................          837,400(4)            9.4%
 1 Sansome Street, 39 Floor,
 San Francisco, CA 94104
Donald L. Sturm
 3033 East First Avenue, Suite 200,
 Denver, CO 80206
Heartland Advisors, Inc. ..........................................          665,000(5)            7.5%
 790 North Milwaukee Street,
 Milwaukee, WI 53202
The TCW Group, Inc.   .............................................          627,600(6)            7.1%
Robert Day
 865 South Figueroa Street,
 Los Angeles, CA 90017
T. Rowe Price Associates, Inc. ....................................          431,100(7)            4.9%
T. Rowe Price New Horizons Fund, Inc.
 100 E. Pratt Street,
 Baltimore, MD 21202
Kenneth S. Hackel  ................................................          431,000(8)            4.9%
 11 Marcotte Lane,
 Tenafly, NJ 07670
William Canfield   ................................................           33,000(9)              *
C. William Carey   ................................................           55,000(10)             *
Denis X. Comment   ................................................           87,459(11)             *
Francis X. Correra ................................................           30,000(12)             *
Timothy B. Donaldson  .............................................           21,000(13)             *
Ilene B. Jacobs ...................................................           30,000(14)             *
Ronald J. Lataille ................................................           79,468(15)             *
John E. Toler, Jr. ................................................          120,000(16)             *
Kenneth W. Watson  ................................................           27,000(17)             *
All directors and executive officers as a group (9 persons)  ......          482,927               5.4%


------------
 * Less than 1%.

 (1) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth as beneficially owned include shares of Common Stock which such Directors or officers had the right to acquire within 60 days of November 1, 1997 under options previously granted pursuant to the 1991 Option Plan and the 1992 Option Plan.
 (2) Percentages are calculated on the basis of 8,867,859 shares of stock outstanding as of November 1, 1997, which includes 88,000 shares subject to options exercisable within 60 days of November 1, 1997 granted pursuant to the 1992 Option Plan, and 317,500 shares subject to options exercisable within 60 days of November 1, 1997 granted pursuant to the 1991 Option Plan.
 (3) The above information is based on copies of a statement on Schedule 13G/A filed with the SEC on November 12, 1997, which indicates that the Franklin Advisory Services, Inc. has sole voting power with respect to 543,000 shares and sole dispositive power with respect to all 1,143,000 shares. These securities are owned by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of Franklin Advisory Services, Inc., Franklin Resources, Inc., Charles B. Johnson and Rupert B. Johnson may be deemed to be a beneficial owner of such securities; however, each such person expressly disclaims any economic interest or beneficial ownership in any of such securities.
 (4) The above information is based on copies of a statement on Schedule 13D filed with the SEC on May 5, 1997, as amended by Amendment No. 1 to
     Schedule 13D filed with the SEC on August 4, 1997, which indicates that ValueVest Partners L.P. has sole voting and dispositive power with respect to 395,300 shares and Donald L. Sturm has sole voting and dispositive power with respect to 442,100 shares.
 (5) The above information is based on copies of a statement on Schedule 13G filed with the SEC on February 14, 1997, which indicates that the Heartland Advisors, Inc. has sole voting and dispositive power with respect to all 665,000 shares.
 (6) The above information is based on copies of a statement on Schedule 13D filed with the SEC on February 13, 1996, which indicates that The TCW Group, Inc. and Robert Day each has sole voting and dispositive power with respect to all 627,600 shares.
 (7) The above information is based on copies of a statement on Schedule 13G filed with the SEC on February 14, 1997, which indicates that T. Rowe Price Associates, Inc. ("Price Associates") has sole dispositive power, and T. Rowe Price New Horizons Fund, Inc. has sole voting power, with respect to all 431,100 shares. These securities are owned by various individual and institutional investors including T. Rowe Price New Horizons Fund, Inc., for which Price Associates serves as investment adviser with power to direct investments. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
 (8) The above information is based on copies of a statement on Schedule 13D filed with the SEC on October 20, 1997, which indicates that Kenneth S. Hackel has sole voting and dispositive power with respect to all 431,000 shares.
 (9) Represents shares of Common Stock deemed to be beneficially owned by Mr. Canfield which are subject to options previously granted pursuant to the 1991 Option Plan.
(10) Includes 10,000 shares and 20,000 shares of Common Stock deemed to be beneficially owned by Mr. Carey which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively. Includes 25,000 shares of Common Stock which were acquired pursuant to the one-for-one exchange on October 22, 1997 of 25,000 shares of Town & Country Exchangeable Preferred Stock, which Mr. Carey purchased on June 9, 1994 for $7.1875 per share. Does not include 127,241 shares of Common Stock held in the Trust by Linchmen Company, c/o State Street Bank & Trust Company, as trustee for the Trust established in connection with the recapitalization of Town & Country, of which Mr. Carey is the controlling stockholder.
(11) Includes 86,000 shares of Common Stock deemed to be beneficially owned by Mr. Comment which are subject to options previously granted pursuant to the 1991 Option Plan.
(12) Represents 10,000 shares and 20,000 shares of Common Stock deemed to be beneficially owned by Mr. Correra which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively. Does not include 127,241 shares of Common Stock held in the Trust by Linchmen Company, c/o State Street Bank & Trust Company, as trustee for the Trust established in connection with the recapitalization of Town & Country, of which Mr. Correra is President of Town & County Fine Jewelry Group.
(13) Represents 10,000 shares and 11,000 shares of Common Stock deemed to be beneficially owned by Mr. Donaldson which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.
(14) Represents 10,000 shares and 20,000 shares of Common Stock deemed to be beneficially owned by Ms. Jacobs which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.
(15) Includes 78,500 shares of Common Stock deemed to be beneficially owned by Mr. Lataille which are subject to options previously granted pursuant to the 1991 Option Plan.
(16) Represents shares of Common Stock deemed to be beneficially owned by Mr. Toler which are subject to options previously granted pursuant to the 1991 Option Plan.
(17) Represents 10,000 shares and 17,000 shares of Common Stock deemed to be beneficially owned by Mr. Watson which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.

Possibility of Change in Control

     During Fiscal 1997, the Company received inquiries from third parties regarding a possible strategic transaction with the Company. After completing an operational and strategic review of the Company, the Company announced in August 1997 that it was pursuing various strategic alternatives and that Wasserstein, its financial advisor, would discuss possible business combinations with certain third parties. All such efforts were suspended, however, when events surrounding an employee theft required that Arthur Andersen LLP expand the scope and duration of its regular audit. Once the Company's financial statements for Fiscal 1997 were completed in October, the Company, through Wasserstein, began actively pursuing possible strategic alternatives, including a possible business combination with a third party. The Board of Directors agreed to consider a sale of the Company or other transaction that may result in a change of control in order to compare (i) the value to stockholders resulting from the long-term strategy developed through the operational and strategic review of the Company with (ii) the value stockholders would receive in a strategic transaction, and thereby enable the Board of Directors to pursue that course of action that is in the best interests of the stockholders of the Company.

     As of the date hereof, the Company has entered into confidentiality agreements with thirteen (13) prospective purchasers, each of whom received a Confidential Offering Memorandum of the Company, inviting them to submit preliminary indications of interest in the Company. As a result of this process, the Company received several indications of interest from third parties. Shortly after receipt of the preliminary indications of interest, Wasserstein notified those parties who had submitted indications of interest that they would be provided with access to the senior management and properties of the Company as well as additional financial, operating and legal information to enable them to formulate formal proposals. All prospective purchasers will be supplied with an agreement specifying the terms upon which the Company would propose to enter into a strategic transaction and will be asked to formulate and submit a formal proposal to the Board of Directors of the Company, including a mark-up of such agreement, by a date to be specified. Once Wasserstein has received and analyzed all final proposals, the Board of Directors will meet to discuss the proposals and determine a course of action for the Company that is in the best interests of the stockholders of the Company.

     Consummation of a strategic transaction may result in a change in control of the Company. There can be no assurances, however, as to the timing of any such transaction or whether any such strategic transaction with the Company will be agreed to or consummated as a result of the Company pursuing this sale process. See "Evaluation of Strategic Alternatives."


                                 MARKET VALUE

   On November 1, 1997, the closing price of a share of the Company's Common
                                Stock on NASDAQ was $6.50.


                    AMENDMENT TO THE BY-LAWS OF THE COMPANY

     As disclosed in the Company's Current Report on Form 8-K filed with the SEC on November 12, 1997, the Board of Directors of the Company adopted an amendment to the Amended and Restated By-laws of the Company (as amended, the "By-laws") on November 3, 1997. The amendment requires that all of the Company's Directors enter into a confidentiality agreement with the Company and provides that certain persons who are employed or affiliated with competitors of the Company are not qualified to serve as Directors of the Company. The purpose of this amendment is to ensure that the Company is able to disseminate confidential and/or proprietary information to members of the Board of Directors without a risk of improper further dissemination or misuse of that information. The foregoing amendment was not, therefore, adopted as a defense to hostile takeovers, but was, instead, adopted to protect the Company's confidential and/or proprietary information from being given to, or shared with, its competitors. All record stockholders of the Company submitting nominees for election as Directors of the Company who did not satisfy the requirements of the amendment were given the opportunity to designate new nominees who qualified for election as Directors under the amendment. Accordingly, Aspen has changed its nominees from Mr. Stephen G. E. Crane, President and Chief Executive Officer of Colombian Emeralds International, a major competitor of the Company, to Mr. Charles R. Scott and Mr. Ralph O. Hellmold.

                                 PROXY CONTEST


Solicitation in Opposition to the Board's Nominees and Other Shareholder Designated Nominees


     According to revised preliminary proxy materials filed by Aspen on December 5, 1997 with the SEC with respect to the Annual Meeting (the "Aspen Proxy Statement"), Aspen has indicated that it is soliciting proxies for election to the Board of Directors of its nominees, Mr. Charles R. Scott and Mr. Ralph O. Hellmold (the "Aspen Nominees"), to serve until the year 2000 annual meeting.

     In addition to Aspen, Kenneth S. Hackel and Donald L. Sturm, two other record stockholders of the Company, independently, have nominated their own candidates (the "Other Stockholder Nominees") for election as Directors of the Company at the Annual Meeting. Under the terms of the By-laws of the Company, each such stockholder making a nomination must be a record stockholder as of the Record Date, and such stockholder or his representative must be present in person at the Annual Meeting.

     YOUR BOARD RECOMMENDS THAT YOU REJECT THE ASPEN NOMINEE AND THE OTHER STOCKHOLDER NOMINEES AND VOTE FOR THE BOARD'S NOMINEES ON THE ENCLOSED [WHITE] PROXY CARD. YOUR BOARD RECOMMENDS THAT YOU NOT SIGN ANY PROXY CARD SENT TO YOU BY ASPEN OR ANY OTHER NOMINEE.



Participants on Behalf of Little Switzerland, Inc.


     As a result of the proxy contest initiated against the Company by Aspen, the rules of the SEC require the Company to provide to its stockholders certain additional information, including with respect to participants (as defined in Schedule 14A promulgated pursuant to the Exchange Act). Pursuant to those rules, the members of the Board are, and certain employees and agents of the Company may be deemed to be, participants. Unless otherwise indicated below, the address of the participants described below is the address of the Company's principal executive offices. Except as indicated below, no participant has purchased or sold or otherwise acquired or disposed of any shares of Common Stock of the Company in the last two (2) years. Pursuant to the 1992 Option Plan, each eligible non-employee Director automatically receives an option to purchase 3,000 shares of Common Stock on the last day of the Company's fiscal year. As of the end of Fiscal 1997, each Director of the Company other than Mr. Toler was eligible for, and received, such option grant. See, "Information Regarding Directors." The participants in the solicitation on behalf of the Company set forth below beneficially own, in the aggregate, 316,000 shares of the Common Stock of the Company.


     C. William Carey is a Director and Chairman of the Board of Directors of the Company. Since January 1997, Mr. Carey has been President of Carey Associates, Inc., a company involved in international marketing and finance, management consulting and Russian business development, located at 177 Milk Street, Suite 605, Boston, Massachusetts. He is the beneficial owner of 55,000 shares of the Common Stock of the Company, including (a) 10,000 shares of Common Stock deemed to be beneficially owned by Mr. Carey which are subject to options previously granted pursuant to the 1991 Option Plan, (b) 20,000 shares of Common Stock deemed to be beneficially owned by Mr. Carey which are subject to options previously granted pursuant to the 1992 Option Plan and (c) 25,000 shares of Common Stock, which were acquired pursuant to the one-for-one exchange on October 22, 1997 of 25,000 shares of Town & Country Exchangeable Preferred Stock, which Mr. Carey purchased on June 9, 1994 for $7.1875 per share. Other than the acquisition of such shares pursuant to the conversion, Mr. Carey has not made any dispositions of Common Stock of the Company over the past two years. Mr. Carey is the controlling stockholder of Town & Country, located at 25 Union Street, Chelsea, Massachusetts. Town & Country is the beneficial owner of 166,721 shares of Common Stock of the Company. In addition, 127,241 shares of Common Stock are held in trust by Linchmen Company, c/o State Street Bank & Trust Company, 225 Franklin Street, Boston, Massachusetts, as trustee for the trust established in connection with the recapitalization of Town & Country. See "Certain Relationships and Related Transactions" above for a detailed summary of the relationships between Mr. Carey, Town & Country and the Company.

     Francis X. Correra is a Director of the Company. Since July 1996, he has been President of Town & Country Fine Jewelry Group, a wholly-owned subsidiary of Town & Country, located at 25 Union Street, Chelsea, Massachusetts, specializing in the international design, manufacture and distribution of jewelry. Mr. Correra is the beneficial owner of 30,000 shares of Common Stock of the Company, which represents 10,000 shares and 20,000 shares of Common Stock deemed to be beneficially owned by Mr. Correra which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively. Town & Country is the beneficial owner of 166,721 shares of Common Stock of the Company. In addition, 127,241 shares of Common Stock are held in trust by Linchmen Company, c/o State Street Bank & Trust Company, 225 Franklin Street, Boston, Massachusetts, as trustee for the trust established in connection with the recapitalization of Town & Country. See "Certain Relationships and Related Transactions" above for a detailed summary of the relationships between Mr. Correra, Town & Country and the Company.

     Timothy B. Donaldson is a Director of the Company. Since 1995, he has been Chairman and Chief Executive Officer of Dynamo M. Ltd., an investment trading company located at Saffrey Square Building, Second Floor, Bank Lane, P.O. Box N-4927, Nassau, Bahamas. Mr. Donaldson is the beneficial owner of 21,000 shares of Common Stock of the Company, which represents 10,000 shares and 11,000 shares of Common Stock deemed to be beneficially owned by Mr. Donaldson which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.

     Ilene B. Jacobs, a Director of the Company, is Vice President of Human Resources of Digital Equipment Corporation. From 1986 to 1996, she served as Vice President and Treasurer of Digital Equipment Corporation, which is located at 111 Powdermill Road, Maynard, Massachusetts. Digital Equipment Corporation is a publicly held corporation which specializes in computer systems, software, network and integration services with operations throughout the world. Ms. Jacobs is the beneficial owner of 30,000 shares of Common Stock of the Company, which represents 10,000 shares and 20,000 shares of Common Stock deemed to be beneficially owned by Ms. Jacobs which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.

     Kenneth W. Watson is a Director of the Company. Since October 1996, Mr. Watson has served as Vice President-Marketing of the New York Times Magazine Group, Inc., a subsidiary of the New York Times Company, located at 5520 Park Avenue, Trumbull, Connecticut. Mr. Watson is the beneficial owner of 27,000 shares of Common Stock of the Company, which represents 10,000 shares and 17,000 shares of Common Stock deemed to be beneficially owned by Mr. Watson which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.

     John E. Toler, Jr. has served as President and Chief Executive Officer and a Director of the Company since November 1, 1995. Mr. Toler is the beneficial owner of 120,000 shares of Common Stock of the Company, which represents shares of Common Stock deemed to be beneficially owned by Mr. Toler which are subject to options previously granted pursuant to the 1991 Option Plan. Pursuant to his employment agreement, the Company granted Mr. Toler an option to purchase 300,000 shares of the Company's Common Stock at $3.50 per share, one-fifth of which vests each November 1, commencing on November 1, 1996.

     Thomas S. Liston joined the Company on September 29, 1997 and, effective as of November 12, 1997, has served as the Company's Chief Financial Officer, Vice President and Treasurer. Pursuant to his employment agreement, the Company granted Mr. Liston an option to purchase 25,000 shares of the Company's Common Stock at $6.4375 per share, one-fifth of which vests each November 12, commencing on November 12, 1998.


     William Canfield has been Vice President of Store Operations since June 1994. Mr. Canfield is the beneficial owner of 33,000 shares of Common Stock of the Company, which represents shares of Common Stock deemed to be beneficially owned by Mr. Canfield which are subject to options previously granted pursuant to the 1991 Option Plan. On December 21, 1994, the Company granted Mr. Canfield an option to purchase 10,000 shares of the Company's Common Stock at $4.75 per share, one-fifth of which vests each December 21, commencing on December 21, 1994.

                            SOLICITATION OF PROXIES



     This solicitation of proxies for use at the Annual Meeting is being made by the Board of Directors of the Company. The cost of this proxy solicitation will be borne by the Company. In addition to solicitations by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, and personal meetings and interviews. In addition to solicitation services to be provided by D.F. King & Co., Inc. ("D.F. King"), as described below, proxies may be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries). Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the common stock of the Company, and such persons will be reimbursed for their expenses. Although no precise estimate can be made at the present time, it is currently estimated that the aggregate amount to be spent in connection with the solicitation of proxies by the Company (excluding the salaries and fees of officers and
employees) will be approximately [$         ], or a greater amount if there is
litigation in connection with the solicitation, and that the total cash expenditures to date relating to the solicitation have been under
[$            ]. On September 22, 1997, the Company settled litigation brought by Aspen on September 16, 1997, permitting Aspen to nominate candidates for election as Directors of the Company despite non-compliance with certain requirements of the By-laws. The total cost of this litigation to the Company
was $      and is included in the estimate of the cost of solicitation set forth above. These estimates include fees for attorneys, accountants, advisers, proxy solicitors, advertising, printing, distribution and other costs incidental to the solicitation.


     The Company has retained D.F. King at a fee estimated not to exceed
[$           ], plus reimbursement of reasonable out-of-pocket expenses, to assist in the solicitation of proxies (which amount is included in the estimate of total expenses above). The Company has also agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the Federal securities laws. It is anticipated that approximately [ ] employees of D.F. King may solicit proxies.


          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING


     Stockholder proposals intended to be presented at the 1998 annual meeting must be received by the Company on or before June 19, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. The Company's By-laws provide that any stockholder of record wishing to have a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than 75 days nor more 120 days prior to the first anniversary of the date of the preceding year's annual meeting; provided, however, that in the event the annual meeting is advanced by more than seven days from the anniversary date, notice must be so delivered not later than (i) the 20th day after public disclosure of the date of such meeting or (ii) if such public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of the 20th day after the date of public disclosure or the 75th day prior to such scheduled date of such meeting. Any such proposal should be mailed to: Secretary, Little Switzerland, Inc., 161-B Crown Bay Cruise Port, St. Thomas, U.S.V.I. 00804.


                            INDEPENDENT ACCOUNTANTS



     The Company has selected Arthur Andersen LLP as the independent public accountants for the Company for the fiscal year ending May 30, 1998. The firm of Arthur Andersen LLP has served as the Company's independent public accountants since its incorporation and has served as the accountant for certain of its subsidiaries since 1980. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) reports were required for those persons, the Company believes that during the fiscal year ended May 31, 1997, all filing requirements were complied with, except for the following reports which were inadvertently filed late: (1) a Form 4 report for Mr. Carey reflecting his exchange of 25,000 shares of Town & Country Exchangeable Preferred Stock into 25,000 shares of the Company's Common Stock and (2) a Form 3 report for Mr. Liston reflecting his employment with the Company as its Chief Financial Officer, Vice President and Treasurer on November 12, 1997.



                              VOTING INFORMATION



     Please sign, date and mail promptly the enclosed [WHITE] proxy card in the enclosed self-addressed stamped envelope. The Board recommends that you NOT sign or return any [GOLD] proxy or any other proxy or notice or revocation sent to you by Aspen.


     The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders intend to vote such proxies in accordance with their best judgment. Unrevoked [WHITE] proxy cards returned without direction will be voted FOR the Board's Nominees for election to the Board of Directors.

     Your vote is important. Please make sure your latest dated proxy is a [WHITE] card voting FOR your Board's Nominees. A later dated [GOLD] Aspen card, even if marked to "withhold authority" to vote for the Aspen Nominees, will cancel your vote for the nominees of your Board of Directors.

     If your shares are registered in your name, please mail your [WHITE] card at your earliest convenience. If your shares are held in "street name," immediately instruct your broker or the person responsible for your account to sign a [WHITE] proxy card on your behalf. You should also sign, date and mail your [WHITE] proxy card immediately upon receipt from your broker or bank, using the postage-paid envelope provided. Please do so for each account you maintain. If you have further questions or need assistance, please call:


                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                         CALL TOLL FREE (800)    -



     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND MAIL THE ENCLOSED [WHITE] PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE ACT TODAY.

             NOTE: INTENDED AS PROXY STATEMENT OUTSIDE BACK COVER


                                   IMPORTANT

     Your vote is important. Regardless of the number of shares of Little Switzerland Common Stock you own, please support your Board of Directors by promptly taking these few easy steps:


   1. Please sign, date and mail promptly the enclosed [WHITE] Proxy Card in the post-paid envelope provided.



   2. Your Board of Directors recommends that you NOT sign any [GOLD] Proxy Card sent to you by Aspen, not even as a vote of protest.



   3. If your shares are held in the name of a brokerage firm or bank nominee, only it can sign a [WHITE] Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please provide your instructions by signing, dating and mailing the enclosed [WHITE] Proxy Card in the postage-paid envelope provided. Please do so for each account you maintain. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a [WHITE] Proxy Card to be issued representing your shares.

     IF YOU VOTED ASPEN'S PROXY CARD BEFORE RECEIVING YOUR LITTLE SWITZERLAND [WHITE] PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED [WHITE] PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT.

     If you have any questions or require assistance, please call:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                            (212) 269-5550 (Collect)


                                       or


                                 CALL TOLL-FREE
                                1-800-000-0000

[PROXY CARD FRONT]


                           LITTLE SWITZERLAND, INC.
     PROXY SOLICITED BY THE BOARD OF DIRECTORS OF LITTLE SWITZERLAND, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 16, 1998

The undersigned hereby constitutes and appoints C. William Carey and John E. Toler, Jr., and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and to vote all shares of Common Stock of Little Switzerland, Inc. (the "Company") held of record by the undersigned as of the close of business on December 10, 1997, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at
[                         ], at 10:30 a.m. local time, on Friday, January 16,
1998, and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the two nominees of the Board of Directors listed in Proposal 1. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company's 1997 Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

Proposal 1. Election of C. William Carey and John E. Toler, Jr. as Class III Directors for a three-year term.

                         [ ] FOR       [ ] WITHHOLD

To withhold authority to vote FOR a particular nominee, write that nominee's name below. Your shares will be voted for the remaining nominee.

                      -----------------------------------

                  Please vote above and sign on other side and
                     return promptly in enclosed envelope.

[PROXY CARD BACK]


In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please be sure to sign and date this Proxy.   Date:-----------------------------

                                               Shareholder(s) signature(s):


                                               --------------------------------

                                               --------------------------------
                                               Please sign name exactly as
                                               shown. Where there is more than
                                               one holder, each should sign.
                                               When signing as an attorney,
                                               administrator, executor,
                                               guardian or trustee, please add
                                               your title as such. If executed
                                               by a corporation or partnership,
                                               the proxy should be signed by a
                                               duly authorized person, stating
                                               his or her title or authority.



                PLEASE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.